As filed with the Securities and Exchange Commission on December 1, 2003

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST TENNESSEE NATIONAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Tennessee (Jurisdiction of Incorporation)	62-0803242 (I.R.S. Employer Identification No.)

165 Madison Avenue
Memphis, Tennessee 38103
(901) 523-4444
(Address of Principal Executive Offices)

FTN Financial Deferred Compensation Plan
(Full Title of the Plan)

Harry A. Johnson, III
Executive Vice President and General Counsel
First Tennessee National Corporation
165 Madison Avenue
Memphis, Tennessee 38103
(901)523-5624
(Name, Address and Telephone number of Agent For Service)

(with copy to:)
Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel and Corporate Secretary
First Tennessee National Corporation
165 Madison Avenue
Memphis, Tennessee 38103
(901) 523-5679

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered	Share	Price	Registration Fee

Deferred Compensation Obligations	$50,000,000 (1)	$50,000,000 (1)	$50,000,000 (1)	$4,045

(1)	Estimated solely for the purpose of determining the amount of the registration fee.

     Pursuant to Rule 462 of the Securities Act of 1933, as amended, the Registration Statement on Form S–8 shall be effective upon filing with the Commission.

PART II
SIGNATURES
Ex-4.3 FTN FINANCIAL DEFERRED COMPENSATION PLAN
Ex-5 OPINION & CONSENT OF BAKER, DONELSON, BEARMAN
Ex-23.2 CONSENT OF KPMG LLP.
Ex-24 POWER OF ATTORNEY

PART II

Item 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents are hereby incorporated by reference in this Registration Statement:

     1.     The Registrant’s most recent annual report on Form 10-K for the year ended December 31, 2002.

     2.     The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

     3.     The Registrant’s Current Reports on Form 8-K filed with the Commission, dated May 8, 2003, May 12, 2003, June 9, 2003, July 30, 2003, and October 24, 2003.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “1934 Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    DESCRIPTION OF SECURITIES

     The securities being registered hereby represent deferred compensation obligations (the “Obligations”) of the registrant under the FTN Financial Deferred Compensation Plan (the “Plan”). The securities represent contractual obligations of the registrant to pay or distribute to participants in the Plan compensation, the receipt of which the participants have elected to defer, in accordance with the terms of the Plan. All amounts credited to a participant’s account are adjusted for earnings or losses based on notional investments in one or more mutual funds selected by the participant from a menu chosen by the plan administrator. The Obligations are payable in cash in a lump-sum distribution or in installments, in accordance with the terms of the Plan, upon participants’ termination of employment for any reason, including but not limited to death, disability or retirement. Participants may also elect to have part or all of the Obligations payable as in-service distributions occurring prior to any termination of employment, which dates are selected by participants in accordance with the terms of the Plan. The Plan may be amended, modified or terminated by the plan administrator, with the consent of the registrant, at any time, provided that such amendment, modification or termination may not adversely affect benefits already accrued without the consent of the affected participants. There is no trading market for the Obligations.

     The Obligations are unsecured general obligations of the registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the registrant. The Obligations are not subject in any manner, either voluntarily or involuntarily, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a participant or his or her beneficiary(ies), will be null, void and of no effect.

     The Obligations are not convertible into any other security of the registrant. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The registrant may establish a “rabbi trust” to serve as a source of funds from which it can satisfy the Obligations.

     Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the registrant. Assets of any rabbi trust will be subject to the claims of the registrant’s general creditors in the event of the registrant’s insolvency.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

     Section 11(a) of the Securities Act of 1933, as amended (the “1933 Act”), provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to the registration statement may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement unless it is proven that at the time such person acquired the security the person knew of such untruth or omission.

     The registrant dismissed Arthur Andersen LLP (“Arthur Andersen”) as its independent public accountant on May 15, 2002, as described in the registrant’s Form 8-K dated May 15, 2002, and filed May 16, 2002. After reasonable efforts, the registrant has not been able to obtain Arthur Andersen’s consent to the naming of that firm as an expert or to the incorporation by reference of Arthur Andersen’s audit report dated January 15, 2002 in this registration statement as required by Section 7 of the 1933 Act.

     SEC Rule 437a promulgated pursuant to the 1933 Act permits the registrant to file registration statements that contain or incorporate by reference financial statements in which Arthur Andersen had been acting as the independent public accountant without filing the written consent of Arthur Andersen required by Section 7 of the 1933 Act. The lack of a consent from Arthur Andersen will generally make unavailable a claim against the accountant relating to securities acquired pursuant to this registration statement under Section 11(a) of the 1933 Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements or necessary to make the statements in those financial statements not misleading.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. The registrant has adopted the provisions of the Tennessee statute pursuant to Article Six of its Bylaws. Also the registrant has a “Directors’ and Officers’ Liability Insurance Policy” which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act.

     Tennessee Code Annotated, Section 48-12-102, permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. The registrant has adopted the provisions of the statute as Article 13 of its Charter.

     Article Six of its Bylaws requires the registrant to indemnify each director and any officers designated by the Board of Directors, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, the Board of Directors is authorized to enter into individual indemnity agreements with the directors and such officers. Such indemnity agreements have been approved for all of the directors and certain officers.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

     No response is required to this item.

Item 8.    EXHIBITS

Exhibit Number	Description

4.1	Restated Charter of the registrant, as amended, attached as Exhibit 3(i) to the registrant’s Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

4.2	Bylaws of the registrant, as amended and restated, attached as Exhibit 3(ii) to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and incorporated herein by reference.

4.3	FTN Financial Deferred Compensation Plan

5	Opinion and Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz

23.1	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz (contained in Exhibit 5)

23.2	Consent of KPMG LLP.

24	Power of Attorney

Item 9.    UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURES

     Pursuant to the requirements of the 1933 Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis and State of Tennessee, on December 1, 2003.

FIRST TENNESSEE NATIONAL CORPORATION

By:	/s/ Marlin L. Mosby, III Marlin L. Mosby, III, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

     Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE
/s/ Ralph Horn* Ralph Horn	Chairman of the Board and a Director	December 1, 2003

/s/ J. Kenneth Glass* J. Kenneth Glass	President, Chief Executive Officer and a Director (principal executive officer)	December 1, 2003

/s/ Marlin L. Mosby, III* Marlin L. Mosby, III	Executive Vice President and Chief Financial Officer (principal financial officer)	December 1, 2003

/s/ James F. Keen* James F. Keen	Executive Vice President and Corporate Controller (principal accounting officer)	December 1, 2003

/s/ Robert C. Blattberg* Robert C. Blattberg	Director	December 1, 2003

/s/ George E. Cates* George E. Cates	Director	December 1, 2003

/s/ James A. Haslam, III* James A. Haslam, III	Director	December 1, 2003

/s/ R. Brad Martin* R. Brad Martin	Director	December 1, 2003

/s/ Vicki R. Palmer* Vicki R. Palmer	Director	December 1, 2003

/s/ Michael D. Rose* Michael D. Rose	Director	December 1, 2003

Mary F. Sammons	Director

/s/ William B. Sansom* William B. Sansom	Director	December 1, 2003

/s/ Jonathan P. Ward* Jonathan P. Ward	Director	December 1, 2003

/s/ Luke Yancy, III* Luke Yancy, III	Director	December 1, 2003

*By: /s/ Clyde A. Billings, Jr. Clyde A. Billings, Jr., as Attorney-in-Fact		December 1, 2003